 Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.001, of Achaogen, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 7, 2018

GENIUS INC.

By:	/s/ Ryan Flake
	Name:	Ryan Flake
	Title:	Chief Financial Officer

BLAZE-ON CORPORATION

By:	/s/ Robert W. Duggan
	Name:	Robert W. Duggan
	Title:	Chief Executive Officer

Robert W. Duggan Foundation

By:	/s/ Robert W. Duggan
	Name:	Robert W. Duggan
	Title:	President

/s/ Robert W. Duggan
Robert W. Duggan